Exhibit 99.3

Transcript of Presentation Videos

After slide 5 (freightos.com overview)

Hey. I don’t need to tell you how many (beep) things are being shipped around the world right now. My next shipment, I need to get 182 pallets of teddy bears out here yesterday. Do you think little Betsy Sue has any clue what it takes to get Mr. Fluff Fluff from Shanghai to a little school of Tennessee? It takes two factories, three trucks, a huge ship, two cranes, a train, six drivers, one captain, and a really good masseuse.

Do you know how much it’s going to cost me? Or how long it’s going to take? I don’t. And that’s just the shipping. You know how complicated the process is. You need to get the commercial invoice, call the forwarder, send the Power of Attorney, schedule a pick-up update. Call the forwarder again, smoke signal the truck, or fax the invoice to the freight company. Faxes. Seriously? I’m moving to the future. I’m using Freightos.

You see, Freightos is an online web platform that takes all of this nonsense and puts it into one silky smooth website. With all of these beautiful, courageous people behind it. You just say the what, where, and when, and Freightos’s insane algorithms will find the right route, provider, and price quote for all of your ocean, air, rail or trucking shipments. Guaranteed all-in prices with real transit times from providers that rock hard at logistics. And to make little Betsy Sue happy, all that’s left is one (beep) click. Freightos is the online international freight marketplace bringing the logistics industry into the digital era. Making global shipping faster, cheaper, and smooth.

After slide 21 (Digital Air Cargo overview)

Speed and reliability made air cargo such an important part of our life. There’s a reason why 35% of all global trade flies. But the world and its supply chains are moving ever faster, and our industry just isn’t keeping up. This makes airlines, forwarders, GSAs, and importers far less efficient than they need to be. Offline and manual air cargo processes and layers of intermediaries cause inflated prices, padded transit times, high carbon footprints per kilogram, and half empty cargo holds.

DAC transforms how air cargo is bought and sold. It aligns the entire ecosystem around real time rates, capacity and e-booking, and payments. Imagine a retailer’s ERP system booking a shipment in real time on a specific airline and flight, or imagine an exporter embedding real time air rates in a B2B website checkout. Airlines block space in real time, a binding contract is generated, and goods move smarter. For shippers, DAC means cheaper, quicker and more predictable cargo flights. For airlines, it means better utilization, greener cargo, and direct exposure of the airline’s brand through digital sale. Bottom line, more revenue, better profitability and more control.

It’s not easy. Nothing worthwhile ever is. It takes new business models and it takes IT upgrades, but digital air cargo is already starting to drive more efficient and profitable air cargo sales. With over 30% of air cargo forwarders by worldwide tonnage already on WebCargo by Freightos, we’re proud that the industry has chosen WebCargo as the technology platform on which DAC is already coming to life.

After slide 27 (testimonials)

Dan Otto:

Freightos offers absolutely unparalleled visibility into the entire freight process from booking to delivery. I know that I’m getting the best price shipping with the right carrier for our needs.

Patrick Olyhoeck:

I see and I believe that their technology is part of our digital freight stack, simplifying how we book and sell air freight with everything from freight rate management to real time booking across a huge network of carriers.

Guillaume Halleux:

We have rolled out Freightos’s digital platform in 10 countries earlier this year. We were absolutely pleasantly surprised with the speed of adoption of our customers. We did not anticipate how fast they would adopt the platform. Thank you Freightos.